                                                                    EXHIBIT 12.1


                             POGO PRODUCING COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                        --------------------------------------------------------------------------------------
                                          1993         1994         1995         1996         1997         1997         1998
                                        --------     --------     --------     --------     --------     --------     --------
EARNINGS:
Income (loss) before taxes
  and extraordinary items ..........    $ 40,042     $ 42,891     $ 14,121     $ 52,381     $ 55,207     $ 45,072     $(19,858)

Add--
  Fixed charges ....................      11,245       10,377       11,454       13,554       22,361       16,124       17,882
Less--
  Capitalized interest .............        (451)        (739)      (1,834)      (4,244)      (6,175)      (3,463)      (6,540)
                                        --------     --------     --------     --------     --------     --------     --------
                                        $ 50,836     $ 52,529     $ 23,741     $ 61,691     $ 71,393     $ 57,733     $ (8,516)
                                        ========     ========     ========     ========     ========     ========     ========

FIXED CHARGES:
Interest expense ...................    $ 10,956     $ 10,104     $ 11,167     $ 13,203     $ 21,886     $ 15,771     $ 17,513
Portion of rental expense
  representing interest ............         289          273          287          351          475          353          369
                                        --------     --------     --------     --------     --------     --------     --------

  Total fixed charges ..............    $ 11,245     $ 10,377     $ 11,454     $ 13,554     $ 22,361     $ 16,124     $ 17,882
                                        ========     ========     ========     ========     ========     ========     ========

RATIO OF EARNINGS
TO FIXED CHARGES: ..................        4.51          5.1          2.1          4.6          3.2          3.6         N/A*
                                        ========     ========     ========     ========     ========     ========     ========

* The ratio of earnings to fixed charges is not meaningful for periods in which losses are recorded.